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KAMAN COMPLETES SALE OF SCIENCES
SUBSIDIARY TO ITT INDUSTRIES

BLOOMFIELD, Connecticut (December 30, 1997) - (NASDAQ:KAMNA) Kaman Corp. today completed the sale of its Kaman Sciences Corp.
subsidiary to ITT Industries, Inc. for $135 million cash. The company expects to record a substantial gain as a result of the sale, which will be reported in fourth quarter earnings.

Charles H. Kaman, chairman and chief executive officer of Kaman
Corp., said, "I would like to thank the employees of Kaman Sciences for their many accomplishments over the years. They are professionals of the highest caliber and I wish all of them and ITT Industries much success as they move forward together."

Kaman Sciences, based in Colorado Springs, Colo., provides software support, scientific research and advanced systems principally for the Air Force, Navy, Army and other government agencies. With revenues of $150 million, the company employs 1,200 in Colorado Springs, Alexandria, Va., and several other locations.

ITT Industries is a leading world-wide diversified manufacturing company, with 1996 sales of $8.4 billion from its three primary business segments: Automotive, Defense & Electronics and Fluid Technology. Kaman Sciences will become part of the ITT Defense & Electronics segment.

Lazard Freres & Co. LLC advised Kaman Corp. in connection with the transaction.

Kaman Corp., based here, is a $1 billion company with business in aerospace and distribution markets.

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Contact:
J. Kenneth Nasshan
(860) 243-7319
Email: jkn-corp@kaman.com
Homepage:  www.kaman.com

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